Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
917-763-8106	EnteroMedics Inc.
eliza@argotpartners.com	651-789-2860
glea@enteromedics.com

EnteroMedics Announces Exclusive Federal Government Business Channel Sales Agreement with Academy Medical to Provide vBloc® Neurometabolic Therapy to U.S. Department of Veterans Affairs Medical Facilities

ST. PAUL, Minnesota, May 2, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced an exclusive federal government business channel sales agreement with Academy Medical, LLC to sell its vBloc® Neurometabolic Therapy to U.S. Department of Veterans Affairs (VA) medical facilities. Academy Medical is a certified Service-Disabled Veteran-Owned Small Business specializing in the distribution of medical products to VA and Department of Defense (DoD) hospitals and community-based outpatient clinics.

“Ensuring that vBloc therapy is widely available throughout the VA system allows veterans who do not wish to undergo anatomy-altering and restricting surgery to have access to a cutting-edge, safe and effective alternative,” said Sachin Kukreja, M.D., Director, Bariatric Surgery, VA North Texas Health Care System. “Our center performed the first vBloc surgery in the VA system in 2015, and we’ve been able to see first-hand the positive impact it’s having on people who are struggling with weight loss. We look forward to being able to expand the reach of this exciting new treatment.”

vBloc therapy is approved for use in helping with weight loss in people aged 18 years and older who are obese, with a Body Mass Index (BMI) of 40 to 45 kg/m2, or a BMI of 35 to 39.9 kg/m2 with a related health condition such as Type 2 diabetes, high blood pressure or high cholesterol levels.

“Our agreement with Academy Medical is yet another step down the path to making vBloc a widely available option for appropriate patients, including those who are veterans of our armed services,” said Dan Gladney, EnteroMedics President and Chief Executive Officer. “We look forward to initiating training this year with surgeons affiliated with the VA in order to expand the geographic footprint of vBloc-trained facilities that can offer this unique and safe obesity treatment option.”

The Veterans Health Administration operates one of the largest health care systems in the world and provides training for a majority of America’s medical, nursing and allied health professionals. Roughly 60 percent of all medical residents obtain a portion of their training at VA hospitals, and VA medical research programs benefit society at-large. The VA health care system includes 152 hospitals, 800 community-based outpatient clinics, 126 nursing home care units and 35 domiciliaries.

About Academy Medical, LLC

Academy Medical is a certified Service-Disabled Veteran-Owned Small Business specializing in providing innovative orthopedic implants, allograft tissue, wound care products and other medical devices. As healthcare needs change, Academy Medical prides itself on being a leading edge provider with its ability to adapt and engage with both healthcare professionals and facilities to provide solutions to the many challenges the healthcare sector faces. Academy Medical is a nationwide supplier to VA and DoD hospitals, Indian Health Service clinics and other governmental health facilities. Academy Medical currently holds a national VA Federal Supply Schedule contract and multiple DoD contracts. Academy Medical also serves civilian hospitals throughout Florida, and in select markets nationwide. For more information, please visit www.academymedical.net.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.